Exhibit 2



                                         September 13, 1995



The Board of Directors of Kinark Corporation
7060 South Yale Avenue
Tulsa, Oklahoma 74101

Ladies and Gentlemen:

         The undersigned hereby submits the attached proposal to provide debt financing and a commitment in connection with the proposed rights offering to be undertaken by Kinark Corporation. The proposal reflects a proposed equity and debt financing which is on substantially better terms than that offered by Michael T. Crimmins, the Chairman of the Board of Kinark. The offer has been formatted to conform to the proposal by Mr. Crimmins but reflects terms substantially more favorable to Kinark.

         We are prepared to immediately negotiate in good faith any changes or modifications that each of us may find appropriate to further refine this offer to be in the best interests of Kinark and its stockholders and to enter into definitive agreements.

         We believe that it would be inappropriate for the Board to pursue the proposed transaction with Mr. Crimmins, since it involves substantially greater dilution to the equity holders of Kinark as compared to the enclosed proposal. We further believe that to the extent that any debt financing portion can be minimized and/or reduced, it is in the best interest of all stockholders.

         We have set forth this offer in writing so that there is no confusion that we are ready, willing and able to proceed diligently with regard to this matter. We trust that the Board


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will  contact us  immediately  so that we can move  forward.  We believe that it would be imprudent for the Board to pursue the Crimmins transaction at the present time and reserve any rights we may have to oppose such financing should the Board not proceed with good faith negotiations regarding the enclosed proposal. We trust that such action will be unnecessary and that any financing can be concluded in the best interests of all stockholders of Kinark.

                                        Very truly yours,

                                        /S/ WARREN LICHTENSTEIN
                                        -----------------------
                                        Warren Lichtenstein


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                                                             Proposed Term Sheet
                                                                         9/13/95


                                   MEMORANDUM

    RE: Kinark Corporation - Steel Partners II, L.P. Proposed Debt and Equity Financing

I.  DEBT FINANCING

    A.   SENIOR SUBORDINATED NOTES

         Issuer:                  Kinark Corporation ("Company")

         Issue: Up to $4,000,000 principal amount of Senior Subordinated Notes ("Notes" or "Subordinated Debt") to be sold at par, in increments of $500,000 at Closing and or over a one year period from Closing, if the Rogers transaction closes.

         Investor:                Steel  Partners  II, L.P. or its  designees or
                                  affiliates.

         Use
         of Proceeds:             The  up  to  $4,000,000  proceeds,   plus  the
                                  proceeds of the equity financing referred to in II below and of the senior bank debt, will be used to purchase the capital stock of Rogers Galvanizing Company ("Rogers"), and, subject to such purchase, for such other general corporate uses as agreed to by the Board of Directors.

         Final
         Maturity:                Tenth Anniversary of Date of Closing.

         Interest:                Interest  payable  semi-annually in arrears at
                                  an annual rate of 12%.

         Amortization:            No  scheduled   principal  payments  for  five
                                  years,  but  see  "Prepayment   Items"  below.
                                  Thereafter, payable in 10 equal semi-annual principal payments.

         Optional
         Prepayments:             The  Company  may prepay the Notes at any time
                                  in full or in part in  increments  of at least
                                  $100,000.00, at par with accrued interest, and in inverse order of maturity (if paid in part).

         Prepayment
         Items:                   All   prepayments   to  be   applied   to  the
                                  semi-annual principal installments in the inverse order of maturity. The Notes will be subject to mandatory prepayment in full at par, plus accrued interest, upon a change in control of the Company.

         Investment
         Fee: An aggregate fee of $75,000 will be payable to Investor at Closing.


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         Subordination:           The  Notes   will  be   subordinated   to  the
                                  Company's bank debt ("Senior Debt") on terms acceptable to the bank and the Investor.

         Security:                The Notes will be secured by the capital stock
                                  of Rogers.  Rogers  shall not be an obligor or
                                  guarantor  in respect  of the Senior  Debt but
                                  may  pledge  its  working   capital  items  as
                                  additional security for the Senior Debt. There will be a negative pledge with respect to all other assets of Rogers.

         Representations
         and Warranties;
         Covenants, Events
         of Default:              The Company will make standard representations
                                  and warranties in the loan documentation which
                                  will also incorporate  standard  covenants and
                                  events  of  defaults,   including  affirmative
                                  covenants  as  to   maintenance  of  corporate
                                  existence,  payment of taxes,  compliance with
                                  laws   and    regulations,    maintenance   of
                                  properties  and  insurance,  etc. and negative
                                  covenants  as to  maintenance  of debt service
                                  coverage,   net  worth  and  working  capital,
                                  limitations on debt incurrence, acquisitions, capital expenditures, mergers, sale of assets, etc.

         Governing
         Law:                     The Notes will be governed  by  internal  N.Y.
                                  law without regard to its conflict of law principles.

         Registration
         Rights: See under B. WARRANTS below. The Company will agree in the loan documentation to appoint a Trustee for the holders of Notes in the event of an offering of the Notes.

    B.   WARRANTS:                The  Investor  will  receive   detachable  and
                                  transferable  warrants ("Warrants") for 50,000
                                  shares of the  Company  for  issuing a binding
                                  and irrevocable  commitment for one year after
                                  Closing of up to  $4,000,000  in  Subordinated
                                  Debt. For any borrowing under the Subordinated
                                  Debt,  200,000  Warrants  shall be issued  for
                                  each   $500,000   borrowed.   The  numbers  of
                                  Warrants  is  based  on the  3,746,410  shares
                                  currently  outstanding.   The  Warrants  shall
                                  expire on the fifth anniversary of their respective dates of issuance.

         Exercisable:             Exercisable  in  whole  or in part at any time
                                  after their respective dates of issuance until the fifth anniversary of such dates.

         Purchase and
         Exercise Price:          The purchase  price of the Warrants  will be a
                                  nominal amount. The Warrants issued at Closing
                                  shall  be  issued  with  an   exercise   price
                                  equivalent to the average 20 day closing price prior to the Closing. The exercise price of any other Warrants issued will be the average
                                  20 day closing price prior to the Company's notice of borrowing. The Warrants are payable in cash or by the surrender of Notes in an equivalent principal amount.

         Anti-Dilution:           Full   anti-dilution    provisions   including
                                  adjustment for stock splits, stock dividends and distributions, subdivisions, combinations, and reclassifications on, or of, the Company's common stock; issuance of rights to purchase common stock or common stock at less than market price, (other than the Rights referred to in II below), sale of assets, mergers, etc.

         Registration
         Rights: Full registration rights including one demand registration for Notes, Warrants and/or underlying common stock (and any other common stock owned by Investor) at any time after the Closing, and unlimited piggyback rights, subject in the case of piggyback registration to Managing Underwriter's approval and to the pro rata share limitation. In the case of the demand registration and each piggyback registration, the Company will (a) pay all expenses, including registration and Blue Sky fees, printing, legal and accounting but excluding fees and expenses of counsel to Investor, underwriting discounts applicable to securities sold by Investor and applicable stock transfer taxes and (b) agree to fully indemnify Investor and any underwriter for Investor in respect of all information contained or omitted from the Registration Statement other than information furnished by Investor or such underwriter.

         Conditions:              1.   Satisfactory  completion of due diligence
                                       by Investor.

                                  2. Agreement with holder of Senior Debt on terms satisfactory to Investor.

                                  3. Satisfactory completion of and compliance with all required documentation.

                                  4. Absence of material adverse change in the financial condition, business, operations or prospects of the Company and its
                                       subsidiaries   or  Rogers  prior  to  the
                                       termination  of  the  Subordinated   Debt
                                       commitment (1 year following closing).

                                  5. Investor to be satisfied that proceeds, together with other funds available to Company, will be sufficient to purchase all the common stock of Rogers which Company is required to purchase, and the purchase of Rogers common stock shall take place contemporaneously with the Closing.

                                  6. Recommendation by the Board of Directors of the Company to the shareholders to approve the proposed sale of the Notes and Warrants on the terms provided herein and the proposed equity financing referred to in II below and such recommendation shall not be withdrawn or qualified prior to the

                                       Closing, and agreement by the Board of Directors and the Company not to shop or solicit other financing terms pending the Closing.

                                  7. Approval of the shareholders of the Company of the issuance of the Notes and Warrants and of any other matters for which such approval is required.

                                  8. Approval of the American Stock Exchange as to the listing of the shares of the Company's common stock issuable upon exercise of the Warrants and Rights referred to in II below.

                                  9.   Approval  of  the   shareholders  of  the
                                       Company of the proposed Rights offering referred to in II below.

                                  10. In addition to the conditions specified in Paragraphs 1 through 9 above, if any of the following events shall have occurred  on or prior to the  Closing  or
                                       the funding of the Subordinated  Debt, as
                                       the case may be, the Investor  shall have
                                       the  right  to  cancel   any   definitive
                                       agreement and terminate any obligation to
                                       purchase  the Notes and  Warrants and the
                                       shares of the  Company's  common stock in
                                       connection   with  the  Rights   offering
                                       referred to in II below:

                                            (a)   Any   action   or   proceeding
                                       (including    any    consent   or   proxy
                                       solicitation)  shall have been  commenced
                                       or  threatened   which   challenges   the
                                       legality of the proposed  debt and equity
                                       financing   contemplated   herein  and/or
                                       seeks to effect any change of control of the Company through a change in the composition of its Board of Directors or otherwise; or

                                            (b)  Any  person  (as  such  term is
                                       defined  in  Section   13(d)(3)   of  the
                                       Securities  Exchange  Act of 1934)  other
                                       than the  Investor,  shall have  acquired
                                       beneficial  ownership of more than 20% of
                                       the  outstanding  shares of the Company's
                                       common stock or shall have  commenced any
                                       tender  offer or  exchange  offer for its
                                       shares  of  common  stock   which,   upon
                                       completion, would result in such person having beneficial ownership of more than 20% of the outstanding shares of the Company's common stock; or

                                            (c) The  Board of  Directors  of the
                                       Company   shall  have  approved  (a)  any
                                       definitive   agreement  or  understanding
                                       with any  person,  including  any  person
                                       referred to in (b) above,  providing  for
                                       any merger,  consolidation,  tender offer
                                       or    exchange    offer,     acquisition,
                                       disposition,   sale  of   assets,   joint
                                       venture,  or other  business  combination
                                       involving the Company, or any
                                       of its subsidiaries or Rogers (other than
                                       the  acquisition  of Rogers  contemplated
                                       hereby)  and/or  (b) any  transaction  or
                                       undertaking  that would  involve a change
                                       of  control  of  the  Company   and/or  a
                                       material  change  in  any  aspect  of the
                                       business and operations of the Company or
                                       any of its  subsidiaries  or Rogers  from
                                       that  heretofore  conducted;  and/or  the
                                       Company   shall  have   entered  into  or
                                       reached      any     such      agreement,
                                       understanding,       transaction       or
                                       undertaking, whether or not subject to the approval of the Board of Directors; or

                                            (d) There  shall have  occurred  any
                                       general   suspension   of   trading,   or
                                       limitation on prices,  for  securities on
                                       the New York or American Stock  Exchanges
                                       or   the   declaration   of   a   banking
                                       moratorium or any suspension of payments in respect to banks in the United States or the commencement of a war, armed hostilities, or other international or natural calamity involving the United States.

         Board of Directors
         Representation:          For  so  long  as  the  Subordinated  Debt  is
                                  outstanding or Investor has ten percent (10%) of the Common Stock of the Company, the Board of Directors shall remain six (6) members of which two will consist of designees of Steel
                                  Partners II, L.P.

         Expenses:                Investor to be  reimbursed  by the Company for
                                  all expenses  incurred in connection  with the
                                  proposed  sale of the Notes and  Warrants  and
                                  participation in the Rights Offering  referred
                                  to in II  below  and  completion  of  the  due
                                  diligence    and    required    documentation,
                                  including travel expenses and the fees and expenses of counsel to Investor, whether or not definitive agreements are reached, or the sale of the Notes and Warrants is closed and/or the Equity Offering is approved by the shareholders or is successful. The Investor will not engage a financial advisor.

II. EQUITY OFFERING               It is anticipated that the Company will make a
                                  Rights  Offering  to  its  holders  of  Common
                                  Stock,  offering  them the  right to  purchase
                                  Common Stock of the Company. The actual terms of the Rights Offering will be formulated between the Company and the Investor with the assistance of Company's financial adviser to make the offering as attractive as possible to the Company's shareholders, and the following terms are proposed for discussion only.

    A.   Rights to Purchase
            Common Stock

         Basic Terms:             Rights to  Subscribe  for Common  Stock of the
                                  Company up to $10 million on terms agreed to by both Company and Investor. Rights are non-transferable.

         Backstop:                Investor will subscribe for rights  equivalent
                                  to its percentage ownership of the Company and
                                  will   provide   a   standby   commitment   of
                                  $2,000,000.

         Proceeds:                The  proceeds  from the exercise of the Rights
                                  and sale of the Common Stock, together with the proceeds from the Notes and Senior Debt will be used to purchase the common stock of Rogers and for other general corporate purpose approved by the Board of Directors.

         Voting Rights:           The Common Stock issuable upon the purchase of
                                  the Rights will have the same voting rights as the outstanding Common Stock. The Rights will have no voting rights.

         Registration:            The Common Stock issued pursuant to the Rights
                                  Offering   will  be   registered   under   the
                                  Securities Act of 1933 at the time of the Rights Offering.

         Approvals:               Issuance  of  Rights  and  Common  Stock to be
                                  subject to the approval of the Company's shareholders.

         Listing: The additional Common Stock issued pursuant to the Rights Offering will continue to be listed on the American Stock Exchange.

         Investor:                Subject  to  the  issuance  of the  Notes  and
                                  Warrants to the Investor pursuant to I above, and satisfaction with the terms of the Rights
                                  Offering as finally formulated, Investor will agree to exercise the Rights to purchase its proportionate Common Stock and to contribute to the Board's standby commitment up to a maximum aggregate additional investment in the Company by Investor of $2,000,000.

         Public
         Announcement:            Any press release or other public announcement
                                  of the proposed debt and equity financing shall be subject to the prior approval of the Company and the Investor; provided that the Company may make such a public announcement despite the objection of the Investor if general counsel to the Company advises that a public announcement is legally required.

         Termination
         Fee: The Company will pay Investor a termination fee of $100,000 and reimburse investor for expenses as provided above, if the Board of Directors or the Company decide upon an alternative source of financing for the Rogers acquisition at any time after the proposed debt and equity financing has been approved in principle by the Board of Directors of the Company.